Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Empire Global Gaming, Inc.
555 Woodside Avenue
Bellport, NY 11713

Gentlemen:
We have issued our report dated December 7, 2010, accompanying the financial statements of Empire Global Gaming, Inc. contained in the Form S-1/A under the Securities Exchange Act of 1934, as amended.  We consent to the use of the aforementioned report in the Form S-1/A under the Securities Exchange Act of 1934, as amended.

Hackensack, New Jersey January 11, 2011